UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Fast Acquisition Corp.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

311875108

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 311875108

1.	Names of Reporting Persons Alexander Mitchell

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) IN

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CUSIP No. 311875108

1.	Names of Reporting Persons Scopus Capital, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) CO

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CUSIP No. 311875108

1.	Names of Reporting Persons Scopus Asset Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) IA

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CUSIP No. 311875108

1.	Names of Reporting Persons Scopus Advisors, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) OO

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CUSIP No. 311875108

1.	Names of Reporting Persons Scopus Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) PN

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CUSIP No. 311875108

1.	Names of Reporting Persons Scopus Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) PN

7

CUSIP No. 311875108

1.	Names of Reporting Persons Scopus Vista Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) PN

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CUSIP No. 311875108

1.	Names of Reporting Persons Scopus Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) CO

9

CUSIP No. 311875108

1.	Names of Reporting Persons Scopus Vista Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) CO

10

CUSIP No. 311875108

Item 1.

(a)	Name of Issuer: Fast Acquisition Corp. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices: 109 Old Branchville Road Ridgefield, CT 06877

Item 2.

(a)

Name of Person Filing:

This statement is filed by Mr. Alexander Mitchell; Scopus Capital, Inc. (“SCI”); Scopus Asset Management, L.P. (“SAMLP”); Scopus Advisors, LLC (“SALLC”); Scopus Partners, L.P. (“SPLP”); Scopus Partners II, L.P. (“SPIILP”); Scopus Vista Partners, L.P. (“SVPLP”); Scopus Fund Ltd. (“SFL”); and Scopus Vista Fund Ltd. (“SVFL,” and together with Mr. Mitchell, SCI, SAMLP, SALLC, SPLP, SPIILP, SVPLP and SFL, the “Reporting Persons”).

(b)	Address of Principal Business Office or, if none, Residence: For each Reporting Person: c/o Scopus Asset Management, L.P. 717 Fifth Ave., 21st Floor New York, New York 10022

(c)	Citizenship: For each Reporting Person other than Mr. Mitchell, SFL and SVFL, Delaware. For Mr. Mitchell, United States of America For SFL and SVFL, British Virgin Islands.

(d)	Title of Class of Securities: Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”)

(e)	CUSIP Number: 311875108

Item 3.	If this statement is filed pursuant to §§240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Statement.

11

CUSIP No. 311875108

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

12

CUSIP No. 311875108

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 14, 2022

alexANDER mitchell	SCOPUS CAPITAL, INC.

/s/ Daniel Fried, attorney-in-fact	By:	/s/ Daniel Fried
	Name:	Daniel Fried
	Title:	Attorney-in-Fact

SCOPUS ASSET MANAGEMENT, L.P.		SCOPUS advisors, LLC
By: Scopus Capital, Inc., its General Partner

By:	/s/ Daniel Fried	By:	/s/ Daniel Fried
Name:	Daniel Fried	Name:	Daniel Fried
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

SCOPUS VISTA PARTNERS, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact

SCOPUS PARTNERS, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact

SCOPUS PARTNERS II, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact

SCOPUS Fund ltd.

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact
SCOPUS vista fund ltd.

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact

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CUSIP No. 311875108

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13GA to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13GA, shall be filed on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated February 14, 2022

alexANDER mitchell	SCOPUS CAPITAL, INC.

/s/ Daniel Fried, attorney-in-fact	By:	/s/ Daniel Fried
	Name:	Daniel Fried
	Title:	Attorney-in-Fact

SCOPUS ASSET MANAGEMENT, L.P.		SCOPUS advisors, LLC
By: Scopus Capital, Inc., its General Partner

By:	/s/ Daniel Fried	By:	/s/ Daniel Fried
Name:	Daniel Fried	Name:	Daniel Fried
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

SCOPUS PARTNERS, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact

SCOPUS PARTNERS II, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact

SCOPUS Vista partners, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact
SCOPUS Fund ltd.

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact

SCOPUS vista fund ltd.

By:	/s/ Daniel Fried
Name:	Daniel Fried
Title:	Attorney-in-Fact

14

LIMITED POWER OF ATTORNEY FOR

SECTION 13(d) REPORTING PURPOSES

Know all by these presents, that the undersigned hereby makes, constitutes and appoints Daniel Fried, acting individually, as the undersigned’s true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(1) execute for, and on behalf of, the undersigned, in the undersigned’s capacity as a previous beneficial owner of Twin Ridge Capital Acquisition Corp. (the “Company”), Schedule 13D or Schedule 13G in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”);

(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to prepare, complete and execute any such Schedule 13D or Schedule 13G, and any amendments or joint filing agreements thereto, and timely file such Schedule 13D or Schedule 13G or reports with the United States Securities and Exchange Commission; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Limited Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s sole discretion.

The undersigned hereby gives and grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

The undersigned hereby acknowledges that (a) the foregoing attorney-in-fact is serving in such capacity at the request of the undersigned; (b) this Limited Power of Attorney authorizes, but does not require, such attorney-in-fact to act in his discretion on information provided to such attorney-in-fact without independent verification of such information; (c) any documents prepared and/or executed by such attorney-in-fact on behalf of the undersigned pursuant to this Limited Power of Attorney shall be in such form and shall contain such information and disclosure as such attorney-in-fact, in his or her sole discretion, deems necessary or advisable; (d) neither the Company nor any attorney-in-fact assumes (i) any liability for the undersigned’s responsibility to comply with the requirements of the Exchange Act or (ii) any liability of the undersigned for any failure to comply with such requirements; and (e) this Limited Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned’s obligations under the Exchange Act, including, without limitation, the reporting requirements under Section 13(d) of the Exchange Act.

This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of securities issued by the Company, unless earlier revoked as to the attorney-in-fact by the undersigned in a signed writing delivered to such attorney-in-fact.

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CUSIP No. 311875108

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 2022.

alexANDER mitchell	SCOPUS CAPITAL, INC.

/s/ Alexander Mitchell	By:	/s/ Alexander Mitchell
	Name:	Alexander Mitchell
	Title:	Sole Shareholder

SCOPUS ASSET MANAGEMENT, L.P.		SCOPUS ADVISORS, LLC
By: Scopus Capital, Inc., its General Partner

By:	/s/ Alexander Mitchell	By:	/s/ Alexander Mitchell
Name:	Alexander Mitchell	Name:	Alexander Mitchell
Title:	Sole Shareholder	Title:	Sole Member

SCOPUS VISTA PARTNERS, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Alexander Mitchell
Name:	Alexander Mitchell
Title:	Sole Member

SCOPUS PARTNERS, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Alexander Mitchell
Name:	Alexander Mitchell
Title:	Sole Member

SCOPUS PARTNERS II, L.P.
By: Scopus Advisors, LLC, its General Partner

By:	/s/ Alexander Mitchell
Name:	Alexander Mitchell
Title:	Sole Member

SCOPUS Fund ltd.

By:	/s/ Alexander Mitchell
Name:	Alexander Mitchell
Title:	Managing Member

SCOPUS vista fund ltd.

By:	/s/ Alexander Mitchell
Name:	Alexander Mitchell
Title:	Managing Member

16